ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-223208

June 8, 2020

RSBC VantageS® Index Monthly Performance Report - M Vantage5 Index Simulated & Historical Returns 170 160 150 140 130 120 100                               •calculated on a per annum percentage basis.See·use                 of Simulated returns." 90               + All Information 1n thiS document pnor to March 15, 2013 2014 2015 2016 2017 2018 2019 2020 2017 cons1sts of hypotheticalback-tested data. See "Use                                 of Simulated returns."     110 All information 1n th1s document pnor to March 15, 2017 cons1sts of hypotheucaf back-tested data. See "Use of s1mufated returns.· Source: S&P 500, Bloomberg, and HSBC Simulated & Historical Performance: August 2011 to May 29, 2020 Total Performance May2020 -0.31% YTD Return -6.24% 1Y Return -0.52% 3Y Return• 4.09% 5Y Return• 11.83% Annualized Vol (1Y) 8.30% Annualized Vol (since 6.37% IMAGE OMITTEDbacktest inception) *• IMAGE OMITTEDMonthly Allocation Index InformationApr-20 May-20 Jun-20 12M Avg     SPY 0.0% 0.0% 0.0% 8.6%     Developed SPLV 0.0% 0.0% 0.0% 7.4%     Currency USD Equities IWM 0.0% 0.0% 0.0% 1.8%             (Max. 60%) 000 6.1% 5.2% 7.6% 9.2%     Volatility Target 5%     EFA 0.0% 0.0% 0.0% 1.8%                 subtotal 6.1% 5.2% 7.6% 28.8%     Bloomberg Ticker HSIEV5UE Developed TLT 23.9% 35.3% 33.0% 24.6%       Index Composition Up to 13 ETFs Bonds LOD 0.0% 0.0% 0.0% 16.0%         plus Cash (Max. 80%) HYG 150% 0.0% 0.0% 2.8%     Calculation Agent/ S&P D   ow Jones Indices LLC     subtotal 38.9% 35.3% 33.0% 43.4%     Index Admi nistrator     Emerging EEM 0.0% 0.0% 0.0% 0.3%     Website vantage5.hsbcnet.com Markets                                 (Max. 30%) EMB 0.0% 0.0% 0.0% 1.1% subtotal 0.0% 0.0% 0.0% 1.4% Real Assets IYR 0.0% 0.0% 0.0% 1.8% (Max. 30%) GLD 0.0% 0.0% 1.8% 7.9% subtotal 0.0% 0.0% 1.8% 9.7% Inflation TIP (Max. 5%)   5.0%   0.0%   0.0%   0.6% Cash (Max. 50%!'   50.0%   59.5%   57.6%   16.1%     IMAGE OMITTEDIndex Owner HSBC Bank pic IMAGE OMITTED IDHSBC HSBC Structured Investments I 212 525 8010 I

uswealth.hsbcnet.com Detailed Monthly Performance- Simulated & Historical 2020 Jan 2.1 % Feb -3.4% Mar -6.2% Apr 1.62% May -0.3% Jun Jul Aug Sep Oct Nov Dec Annual* -6.2% 2019 1.0% -0.5% 2.0% -0.3% 1.2% 2.0% 0.2% 4.7% -1.5% 0.2% -0.8% 1.8% 9.4% 2018 5.0% -2.9% -1.0% -0.3% 0.6% 0.2% 0.5% 1.2% -1 .6% -4.6% 1.0% -2.2% -4.4% 2017 0.9% 1.6% 0.2% 1.0% 1.5% -0.6% 2.0% 0.6% 0.0% 1.6% 1.4% 0.8% 11.5% 2016 0.4% 1.8% 0.9% 0.5% -0.9% 4.4% 1.5% -0.3% 0.1% -1.8% -1.5% 0.7% 5.7% 2015 4.0% -2.1% -0.1% -1.3% 0.0% -1.3% 0.4% -2.9% 0.6% 1.0% -0.9% -0.4% -3.1% 2014 -1.2% 2.4% -0.8% 1.1% 2.0% 0.8% -0.8% 4.0% -3.1% 2.0% 2.5% 1.0% 10.1% 2013 -0.4% 0.4% 2.0% 2.8% -4.4% -2.0% 2.6% -1.6% 1.6% 1.8% 0.7% 1.0% 4.4% 2012 0.6% 0.3% -0.1% 1.0% 0.4% 1.3% 2.5% -0.5% 0.2% -0.3% 0.2% 0. 2% 5.8% 2011 na na na na na na na 3.9% -0.4% 0.8% 0.7% 1.4% 7.3% *YTD return for current year Yearly Average Monthly Allocation- Simulated & Historical From Aug 2012 2013 2014 2015 2016 2017 2018 2019 2020 YTD 2011 •Developed Equities •Developed Bonds •Emerging Markets •Real Assets •Inflation •Cash Quarterly Average Monthly Allocation- Simulated & Historical 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% DeveloQed Eguities Fixed Income Emerging Markets R eal Assets lnflatiQn Cash SPY SPLV IWM QQQ EFA TLT LQD HYG EEM EMB IYR GLD TIP 02 0.0% 0.0% 0.0% 6.3% 0.0% 30.7% 0.0% 5.0% 0.0% 0.0% 0.0% 0.6% 1.7% 55.7% 2020 01 23.5% 3.3% 3.6% 20.0% 0.0% 14.0% 16.9% 0.0% 0.0% 1.7% 1.0% 13.9% 0.8% 1.3% 2020 04 11.4% 6.9% 4.4% 2.9% 7.6% 19.4% 13.2% 5.0% 1.2% 0.0% 4.0% 11.4% 0.0% 12.7% 2019 03 2.4% 15.4% 0.0% 10.8% 0.0% 29.2% 30.4% 1.9% 0.0% 1.7% 0.0% 8.2% 0.0% 0.0% 2019 02 0.0% 17.8% 0.0% 1.8% 0.0% 30.2% 29.1 o/o 0.4% 3.3% 5.0% 5.7% 5.7% 0.8% 0.0% 2019 01 0.0% 7.4% 0.0% 0.0% 0.0% 32.3% 15.5% 0.0% 2.9% 6.5% 3.7% 16.7% 0.0% 15.1% 2019 04 11.3% 18.6% 1.2% 3.0% 0.0% 0.0% 4.2% 5.2% 0.0% 0.0% 11.5% 6.7% 0.0% 38.3% 2018

03 2018 02 2018 01 2018 04 2017 03 2017 02 2017 01 2017 04 2016 03 2016 02 2016 01 2016 04 2015 03 2015 02 2015 01 2015 04 2014 03 2014 02 2014 01 2014 04 2013 03 2013 02 2013 01 2013 04 2012 03 2012 02 2012 1.0% 0.0% 30.3% 30.9% 7.6% 12.2% 24.3% 0.7% 0.0% 3.9% 0.0% 0.0% 1.6% 0.0% 0.3% 8.3% 8.1% 13.0% 16.5% 9.6% 17.1% 19.9% 0.0% 2.3% 0.0% 5.8% 4.3% 0.0% 4.7% 5.0% 13.2% 10.9% 0.0% 0.0% 4.3% 10.3% 10.9% 12.5% 3.3% 0.0% 16.7% 11.1% 6.7% 6.1% 0.0% 0.0% 8.8% 20.0% 6.7% 6.7% 14.3% 13.3% 11.3% 9.6% 2.1% 5.0% 0.0% 1.0% 8.1% 10.4% 6.7% 0.5% 0.0% 0.0% 7.0% 12.5% 4.3% 0.0% 0.0% 0.0% 1.1% 3.8% 7.9% 7.9% 11 .2% 0.0% 0.0% 0.0% 6.3% 11.2% 13.6% 5.1% 12.0% 20.0% 13.3% 12.3% 1.0% 0.0% 1.4% 7.7% 10.8% 5.5% 11.9% 18.6% 11.4% 7.9% 20.0% 18.2% 10.0% 0.0% 0.0% 1.9% 11.2% 14.6% 0.0% 5.4% 0.0% 2.6% 0.0% 1.9% 13.3% 5.9% 16.4% 18.3% 11.7% 2.2% 1.5% 0.0% 0.0% 0.3% 0.0% 19.8% 0.0% 21.1% 0.0% 33.1o/o 0.0% 10.3% 5.8% 9.9% 12.7% 18.0% 0.0% 39.4o/o 0.0% 38.5% 0.3% 35.8% 0.0% 24.4% 0.2% 0.1o/o 3.1% 0.7% 0.0% 0.8% 6.2% 26.3% 16.8% 13.8% 5.3% 11.3% 0.9% 34.4% 0.0% 28.6% 2.4% 0.0% 0.2% 3.9% 14.0% 4.4% 0.0% 12.7% 27.6% 31.1% 1.1% 18.6% 3.4% 2.7% 0.8% 0.2% 0.0% 16.9% 22.8% 4.4% 0.4% 0.0% 20.0% 38.8% 9.9% 0.0% 11.7% 4.7% 0.5% 0.0% 0.0% 0.0% 8.1% 15.0% 13.3% 5.0% 0.0% 0.0% 1.6% 0.9% 0.0% 0.0% 0.0% 5.0% 12.3% 9.1% 5.1% 4.4% 7.7% 6.3% 3.7% 0.0% 0.0% 0.5% 11.5% 18.1% 16.9% 7.8% 0.1% 2.4% 1.3% 0.0% 0.0% 0.0% 0.0% 0.9% 0.0% 1.4% 15.4o/o 2.6% 0.0% 0.0% 0.0% 0.0% 3.2% 2.0% 0.0% 0.0% 0.0% 0.0% 1.8% 0.7% 0.0% 4.0% 0.4% 6.6% 8.8% 8.3% 1.7% 3.3% 3.3% 3.3% 0.0% 1.7% 3.3% 5.0% 0.0% 0.0% 0.0% 0.0% 5.0% 10.0% 10.0% 4.8% 14.0% 2.4% 0.0% 2.2% 1.5% 0.0% 0.0% 0.0% 3.4o/o 3.8% 0.5% 0.0% 0.0% 1.5% 7.6% 4.4% 16.6% 11.7% 0.9% 0.0% 0.0% 11 0% 6.4% 1.4% 11.6% 8.4o/o 0.2% 14.9% 8.6% 6.0% 0.0% 7.3% 1.6% 4.1% 8.7% 11.4% 5.8% 4.9% 0.0% 0.7% 0.0% 0.0% 2.1% 1.6% 1.8% 0.3% 0.2% 0.0% 0.0% 10.0% 0.2% 0.0% 5.0% 38.3% 4.0% 50.0% 1.3% 23.6% 0.0% 3.9% 0.0% 0.0% 0.0% 18. 2% 0.0% 42.5% 3.3% 32. 2% 0.0% 5.2% 0.2% 4.6% 0.8% 44.7% 0.8% 41.8% 3.2% 50.0% 1.7% 39. 6% 0.0% 19.1% 0.0% 15.8% 0.3% 0.0% 0.8% 5.1% 0.0% 24.3% 0.8% 50.0% 0.0% 49.8% 0.8% 3.4% 2.2% 7.0% 1.7% 2.4% 0.3% 3.7% 4.2% 20.3% Risks related to the index Please revtew carefully these nsk factors, and any risk factors in an offering document for any security or financial instrument referencing the Index, before making any investment. S&P, the Index Calculation Agent. may adjust the Index in a way that affects tis level, and S&P has no obligation to cons1der your interests. The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs or achteve its target volatility. The Index has a limited operating history and may perform in unanticipated ways. The ETFs composing the Index may be replaced by a substitute ETF in certatn extraordtnary events. The Index may perform poorly dunng periods characterized by short-term volatility. An investment linked to the Index carries the risks assoctated with the Index's momentum investment strategy. The Index may be part1ally uninvested. Correlation of performances among the ETFs may reduce the performance of the Index. The Index IS subject to market risks Changes in the value of the ETFs may offset each other. The level of the Index will include the deduction of a change in the ICE LIBOR USD 3 Month interest rate and a fee. The Index comprises not1onal assets.

Important Information

Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern.

Use of simulated returns
Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical historical results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the indices will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance.

Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index.

The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown.

The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the "back-testing" information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in these materials.

Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology.
HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

Data sourced and calculated by Bloomberg and HSBC.

HSBC Vantage5 Index (the "Index") is the exclusive property of HSBC Bank plc and its affiliates, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to administer, maintain and calculate the Index. The Index is not endorsed by S&P or its affiliates or its third-party licensors, including Standard & Poor's Financial Services LLC and Dow Jones Trademark Holdings LLC (collectively "S&P Dow Jones Indices"). "Calculated by S&P Custom Indices" and its related stylized mark(s) are service marks of S&P Dow Jones Indices and have been licensed for use by HSBC Bank plc and its affiliates. S&P® is a registered trademark of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating the Index.

HSBC Bank plc, as the index owner, makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The index calculation agent has relied on these sources and has not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof.

[1] This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the offering document.

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